Exhibit 3a

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BRISTOL-MYERS SQUIBB COMPANY

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Bristol-Myers Squibb Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.          The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended by deleting the first sentence of Article THIRTEENTH of the Certificate of Incorporation in its entirety and inserting the following in lieu thereof:

Subject to the provisions of the General Corporation Law of the State of Delaware, no director or officer of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, subsequent to the adoption of this Article, except for such liability of (i) a director or officer, for a breach of the director’s or officer’s, as applicable, duty of loyalty to the corporation or its stockholders, (ii) a director or officer as a result of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the Delaware General Corporation Law relating to the unlawful payment of dividends or unlawful stock purchase or redemption, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

2.          The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 7th day of May, 2024.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Sandra Leung
Name: Sandra Leung
Title: Executive Vice President and General
Counsel